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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 12, 2003, which appears in the December 31, 2002 Annual Report to Shareholders of Strong Index 500 Fund, relating to the financial statements and financial highlights of Strong Index 500 Fund (a series of the Strong Equity Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

San Francisco, California
April 28, 2003